(a)(29)

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (“Glenmede Fund”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:          In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law, the Board of Directors of Glenmede Fund has reclassified Twenty Million (20,000,000) authorized but unissued shares of the Small Cap Equity Portfolio - Advisor Shares of the Glenmede Fund and Ten Million (10,000,000) authorized but unissued shares of the Small Cap Equity Portfolio - Institutional Shares of the Glenmede Fund as 30,000,000 shares of the Government Cash Portfolio pursuant to the following resolutions adopted by the Board of Directors of Glenmede Fund at a meeting duly convened on September 11, 2006:

RESOLVED, that effective upon making any necessary filings with the Maryland Department of Assessments and Taxation, pursuant to the authority expressly given to the Board of Directors in Article Fifth of the Fund’s Articles of Amendment and Restatement, the Board hereby reclassifies Twenty Million (20,000,000) of the Fund’s authorized but unissued shares of the Small Cap Equity Portfolio - Advisor Shares and reclassifies Ten Million (10,000,000) of the Fund’s authorized but unissued shares of the Small Cap Equity Portfolio - Institutional Shares, with a par value of one-tenth of one cent ($.001) per share, and an aggregate par value of Thirty Thousand Dollars ($30,000) as shares of the Fund’s Government Cash Portfolio;

FURTHER RESOLVED, that each share of the Government Cash Portfolio as classified herein shall have all the rights and privileges as set forth in the Fund’s Articles of Amendment and Restatement; and

FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, including but not limited to changing the foregoing resolutions upon advice of the Fund’s counsel prior to filing said Articles Supplementary, in the name of the Fund and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.

SECOND:            The shares of capital stock of Glenmede Fund reclassified pursuant to the resolutions set forth in Article FIRST of these Articles Supplementary have been reclassified by Glenmede Fund’s Board of Directors under the authority contained in the Articles of Amendment and Restatement of Glenmede Fund.

THIRD:            These Articles Supplementary do not increase or decrease the authorized number of shares of Fund or the aggregate par value thereof. The total number of shares of capital stock which Glenmede Fund is presently authorized to issue remains Two Billion Five Hundred Million (2,500,000,000) shares (of the par value of One Mill ($.001) each) and of the aggregate par value of Two Million Five Hundred Thousand Dollars ($2,500,000) of Common Stock classified as follows:

Number of Shares of
Name of Class	Common Stock Allocated

Absolute Return Portfolio	20,000,000
Core Fixed Income Portfolio	135,000,000
Government Cash Portfolio	800,000,000
International Portfolio	115,000,000
Large Cap Growth Portfolio	20,000,000
Large Cap 100 Portfolio	20,000,000
Large Cap Value Portfolio	75,000,000
Philadelphia International Fund -
Institutional Shares	120,000,000
Small Cap Equity Portfolio -
Advisor Shares	155,000,000
Institutional Shares	65,000,000
Strategic Equity Portfolio	125,000,000
Tax-Exempt Cash Portfolio	740,000,000
Total Market Long/Short Portfolio	20,000,000
U.S. Emerging Growth Portfolio	75,000,000
Unclassified	15,000,000

Total	2,500,000,000

IN WITNESS WHEREOF, Glenmede Fund, has caused these Articles Supplementary to be signed in its name and on its behalf as of this 11th day of September, 2006.

Attest:		THE GLENMEDE FUND, INC.

By:	/s/ Michael P. Malloy	By:	/s/ Mary Ann B. Wirts
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

THE UNDERSIGNED, President of Glenmede Fund, who executed on behalf of said Glenmede Fund the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Charter to be the corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President